UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): October 22, 2019

THE DIXIE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Tennessee	0-2585	62-0183370
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Reed Road Dalton, Georgia	30720
(Address of principal executive offices)	(zip code)

(706) 876-5800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement.

The disclosure under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 2.01.     Completion of Acquisition or Disposition of Assets.
On October 22, 2019, The Dixie Group, Inc. (NASDAQ: DXYN) filed a press release reporting completion of the sale of its Susan Street facility, and approximately 10 acres of surrounding property located in Santa Ana, California to the CenterPoint Properties Trust for a net purchase price of approximately $37.2 million. The sale will result in reducing debt under the Company’s Revolving Credit Facility by over 35% and increasing equity by over 50%. As previously disclosed, completion of the sale was a condition to the implementation of the Company’s stock repurchase program, pursuant to which the Company is authorized to purchase up to $5.9 million of its shares beginning with completion of the sale and ending March 2020.
As noted, TDG Operations, LLC, a Georgia limited liability company and a wholly-owned subsidiary of The Dixie Group, Inc. (“Dixie Group” or the “Company”), completed the sale of its Susan Street facility, and approximately 10 acres of surrounding property located in Santa Ana, California (the “Santa Ana Property”) to the Purchaser for a net purchase price of $37,195,406. Concurrent with the sale of the Property, Dixie Group and the Purchaser entered into a ten-year lease agreement (the “Susan Street Lease Agreement”), whereby Dixie Group will lease back the Property at an annual rental rate of $2,082,819, subject to annual rent increases of 2.0%. Under the Lease Agreement, Dixie Group has two (2) consecutive options to extend the term of the Lease by five (5) years for each such option (the “Susan Street Lease”).
As finally negotiated by the parties, and under the terms of the sale agreement and the Susan Street Lease Agreement, certain anticipated costs, including, among others, the full cost of roof repair, repaving of the facility’s parking lot, replacement of HVAC equipment and repair of the facility’s interior upon termination of the lease, are to be borne by the purchaser, instead of by the tenant, and, in exchange, the purchase price was set at the level described above, and the annual rental and escalator were adjusted to the levels described herein.
Simultaneously with the sale, the registrant paid down its credit facility by approximately $36.3 million. Prior to completing the Purchase and Sale Agreement, Dixie Group entered into that certain Consent and Thirteenth Amendment to Credit Agreement dated October 22, 2019, pursuant to which the Company’s lender consented to the sale of the Santa Ana Property. This amendment also adjusted the size of the credit facility to $120 million as well as other terms relative to the sale of the Santa Ana property. Certain terms of the facility were also amended, such that the “trigger level”, together with the “availability block”, (as defined in the Credit Agreement), which together operate to modify availability under the Credit Agreement from time to time, were set at a combined $20 million. The details of these changes are set forth in the amendment attached hereto as Exhibit 10.1.
In consideration of, and as an inducement to, the Purchaser’s agreement to enter into the above-described sale/lease back arrangement, the registrant concurrently executed a lease guaranty, pursuant to which it guaranteed the prompt payment when due of all rent payments to be made by TDG Operations, LLC under the Lease Agreement.
The Company expects to incur an after-tax gain of approximately $25 million. As of the date hereof, net accessible availability under the Company’s line of credit is approximately $22.0 million. Availability under the credit agreement varies from time to time based on the periodic changes to the qualified asset base, which consists of accounts receivable, inventory and fixed assets, and the levels of borrowing due to seasonal factors.

Item 7.01.     Regulation FD Disclosure.
As previously disclosed, on August 27, 2019, the Company entered into a Plan to facilitate repurchase of up to $5.9 million of its common shares pursuant to a repurchase authorization approved by its Board of Directors. Subject to the requirements of Rule 10b5-1, the repurchase Plan permits the purchase contingent upon the now completed sale of the Santa Ana Susan Street facility and continuing until March 2020. Any purchases made under the Plan will be structured to come within Rule 10b-18 and will be managed by Raymond James & Associates.
Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits
            (99.1) Press Release, dated as of October 22, 2019.
            (10.1) Consent and Thirteenth Amendment to Credit Agreement.
            (10.2) Agreement For The Purchase and Sale of Real Property.
            (10.3) Form of Lease.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2019	THE DIXIE GROUP, INC.

/s/ Jon A. Faulkner
Jon A. Faulkner
Chief Financial Officer